Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS WORLDWIDE REPORTS FINANCIAL RESULTS FOR THE THREE AND SIX
MONTHS ENDED JUNE 30, 2006

Morrisville, NC--August 10, 2006--etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, today announced financial results for the three and six months ended June 30, 2006.

Second Quarter Highlights
•	11% growth in net service revenues year-over-year to $4.2 million for the quarter; Net service revenues up 54% quarter-over-quarter
•	Net income improvement to $60,746 from a loss of $101,627 in the year ago period
•	Diluted EPS of $0.01 versus a loss of $0.12 per share in the second quarter of 2005
•	$25.6 million in backlog as of June 30, 2006, up from $19.5 million at June 30, 2005
•	$20.4 million in cash, cash equivalents and short-term investments as of June 30, 2006, up from $1.7 million a year earlier
•	38 active customers and 114 active trials as of June 30, 2006, up from 23 active customers and 102 active trials in the year ago period
•	New Clinical Trial Management System (CTMS) and Relsys partnership and co-development initiative announced in the quarter

John Cline, etrials’ CEO, stated, “We are very pleased with our second quarter results and remain on track for a profitable year, before non-cash stock compensation expenses. Our performance this quarter was fueled largely by our significant addition of new customers, as well as the strengthening and growth of our relationships with current customers - both in terms of number and scope of active trials. We believe that this accelerated demand for our offerings is the result of the healthcare industry’s increasing comfort with eClinical tools. This heightened acceptance will drive adoption rates, building the backlogs of providers who have high quality offerings and extensive experience. Our performance this quarter is a testament to our people, process and technology and we remain focused on maximizing these strengths going forward.”

Mr. Cline continued, “While we are certainly pleased with the momentum of our second quarter, we are also extremely proud of the progress we made on several elements of our growth strategy. The addition of the Clinical Trial Management System to our eClinical Suite and the forging of a partnership and co-development initiative with Relsys, a safety leader, have helped us to build an even more robust solution for our clients. Through these actions, we have improved our positioning and have established a strong foundation upon which we can capitalize on favorable market trends.”

Financial Results for the Three Months Ended June 30, 2006
Net service revenues for second quarter 2006 were $4.2 million, an 11% increase from net service revenues of $3.7 million for second quarter of 2005, and an increase of 54% over the previous quarter from $2.7 million. Cost of services, as a percentage of net service revenues, were 39% in line with the company’s plan, compared to 46% in the year ago period and 61% last quarter. During the quarter, the company reported $1.9 million in reimbursable out-of-pocket revenues and corresponding expenses, as compared to $125,604 in the second quarter of 2005 and $54,026 in the first quarter of 2006. This increase in reimbursement revenue and corresponding expenses during the quarter was driven by multiple projects requiring higher out-of-pocket reimbursable expenses such as those involving eDiaries.

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For the second quarter, the company reported net income of $60,746 as compared to a net loss of $101,627 in the year ago period and of a net loss of $1.0 million last quarter. Net income for the second quarter of 2006 includes $257,194 of expenses related to the expensing of stock-based compensation under SFAS 123R, as well as net interest income of $234,783. The company reported earnings attributable to common shareholders of $0.01 per basic and diluted share in the second quarter of 2006. This compares to a net loss attributable to common stockholders of $0.12 per basic and diluted share for the year ago period and of $0.29 per basic and diluted share for the first quarter of 2006. The second quarter 2005 results and the first quarter 2006 results reflect dividends and accretion of preferred stock and the first quarter 2006 results also reflect an induced conversion feature of common stock warrants.

Financial Results for the Six Months Ended June 30, 2006
Year-to-date through June 30, 2006, net service revenues were $6.9 million, down 6% from net service revenues of $7.3 million for the first six months of 2005. The decline in net service revenues directly relates to the timing of project starts which were previously delayed but started during the second quarter. Cost of services, as a percentage of net service revenues, were 48% as compared to 42% in the first six months of 2005. During the first six months of the year, the company reported $2.0 million in reimbursable out-of-pocket revenues and corresponding expenses as compared to $289,517 in the first six months of 2005.

For the six months ended June 30, 2006, the company reported a net loss of $986,403 as compared to a net loss of $18,230 in the year ago period. Year-to-date, the company reported a net loss attributable to common shareholders of $0.23 per basic and diluted share. This compares to a loss attributable to common stockholders of $0.19 per share in the first six months of 2005. Results for the first six months of 2006 and 2005 reflect dividends and accretion of preferred stock and the results for the first six months of 2006 also reflect an induced conversion feature of common stock warrants.

New Customers & Backlog
During the second quarter of 2006, the company added eight new customers, worked with 38 active customers and was engaged in 114 active trials. This includes the commencement of several trials that had been delayed in prior quarters. Timelines of clinical trials performed by the pharmaceutical industry are traditionally difficult to predict due to regulatory and other external approvals and are subject to changes in scope of work and cancellation for a variety of reasons outside the control of etrials. Since the company recognizes revenues based upon work performed on clinical trials under the proportional performance method of accounting, any acceleration or delay in start-up or conduct of clinical trials will impact revenue recognition.

During the second quarter of 2006 etrials reported new contract backlog additions of $6.7 million and contract backlog cancellations of $1.8 million. The company ended the quarter at $25.6 million in contract backlog, up from $19.5 million in the comparable period 2005 and $24.8 million in the first quarter of 2006. Year-to-date, the company has added $9.5 million in new contract backlog and experienced $5.4 million in contract backlog cancellations.

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Financial Position
As of June 30, 2006, the company’s balance sheet reflected total assets of $36.1 million, cash, cash equivalents and short-term investments of $20.4 million, working capital of $19.8 million, $0.1 million in long-term debt and long-term capital lease obligations (excluding current portion), and stockholders’ equity of $29.4 million.

Outlook
“We saw encouraging demand from our customers in the second quarter and remain very positive about the outlook for the balance of 2006 and beyond,” commented Cline. “I expect continued expansion of our customer base and the scope and quality of our engagements.”

etrials expects to build upon the success of its second quarter with steady, sequential, quarter-over-quarter performance improvements in the third and fourth quarters of 2006. In-line with previous guidance, the company expects a profitable year in 2006 before non-cash stock compensation expense based upon the current contract backlog and predicted new contract starts for the remainder of 2006. The company maintains its guidance for new 2006 contract awards of $30 million or 25% growth. The company has revised its previous guidance for 2006 year-end contract backlog to $32 million or 12% growth over 2005, which has been adjusted for the cancellations experienced by the company in the first six months of the year.

Conference Call
etrials will hold its second quarter conference call on Thursday, August 10, 2006 at 4:30 PM ET to discuss results. To participate in the live call by telephone, please dial 800.480.2207, or for international callers, please dial 706.643.7866 and reference ID number 3397077. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.etrials.com, or by clicking http://audioevent.mshow.com/305064/. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A Web cast audio replay will be available through August 24, 2006. A telephone audio replay will also be available through August 17, 2006, by dialing 800.642.1687 from the U.S., or 706.645.9291 for international callers, and entering conference ID number 3397077 when prompted.

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and reporting. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com. etwcf

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etrials is a registered trademark of etrials Worldwide, Inc. Other marks belong to their respective owners.

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future new contract awards and future performance targets that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing contracts, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to sign new contracts at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 8-K/A filed with the Securities and Exchange Commission on March 31, 2006 and in subsequent quarterly reports in Form 10-QSB.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:
Investors/Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 lorra.gosselin@etrials.com	Investors: Ashton Partners Lauren Murphy 617.342.8152 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com

etrials Worldwide, Inc. August 10, 2006	Page 5

etrials Worldwide, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net service revenues	$4,154,787	$3,727,826	$6,860,424	$7,261,783
Reimbursable out-of-pocket revenues	1,939,611	125,604	1,993,637	289,517
Total revenues	6,094,398	3,853,430	8,854,061	7,551,300

Costs and expenses:
Costs of revenues	1,637,903	1,716,364	3,280,178	3,075,539
Reimbursable out-of-pocket expenses	1,939,611	125,604	1,993,637	289,517
Sales and marketing	945,490	783,015	1,766,144	1,509,615
General and administrative	1,264,979	826,091	2,185,647	1,710,811
Amortization of intangible assets	11,398	139,872	65,621	279,744
Research and development	480,401	365,771	910,612	699,753
Total cost and expenses	6,279,782	3,956,717	10,201,839	7,564,979
Operating loss	(185,384)	(103,287)	(1,347,778)	(13,679)

Other income (expenses):
Interest expense	(22,675)	(11,310)	(41,101)	(29,552)
Interest income	257,458	5,889	359,909	7,789
Other income, net	11,347	7,081	42,567	17,212
Total other income (expenses), net	246,130	1,660	361,375	(4,551)
Net income (loss)	60,746	(101,627)	(986,403)	(18,230)
Dividends and accretion of preferred stock	-	(288,207)	(95,969)	(576,414)
Induced converison of common stock warrants	-	-	(1,030,000)	-
Net income (loss) attributable to common stockholders	$60,746	$(389,834)	$(2,112,372)	$(594,644)

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.01	$(0.12)	$(0.23)	$(0.19)

Weighted average common shares outstanding:
Basic	10,795,750	3,191,009	9,191,573	3,142,204
Diluted	11,606,432	3,191,009	9,191,573	3,142,204

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etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31
	2006	2005
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$20,397,723	$1,650,323
Other current assets	6,065,031	2,865,310
Total current assets	26,462,754	4,515,633
Other assets	9,677,273	10,392,988
Total assets	$36,140,027	$14,908,621

Liabilities, Redeemable Convertible Preferred Stock
and Stockholders' Equity (Deficit)
Current liabilities	$6,614,989	$4,727,938
Long-term liabilities	140,599	261,329
Total liabilities	6,755,588	4,989,267

Series A and B redeemable convertible preferred stock	-	13,647,273

Stockholders' equity (deficit)	29,384,439	(3,727,919)

Total liabilities, redeemable convertible preferred stock
and stockholders' equity (deficit)	$36,140,027	$14,908,621